UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by Registrant ☑
Filed by Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FORTUNE INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

February 26, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Fortune Industries, Inc., which will be held on Tuesday, March 30, 2010, at 10:00 a.m., local time, at the Company’s headquarters located at 6402 Corporate Drive, Indianapolis, Indiana 46278.

The accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the Annual Meeting.  After reading the proxy statement, please mark, sign, and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted.  If you do not expect to be present at the Annual Meeting, please complete, date, sign and return the enclosed paper proxy card in the envelope provided for that purpose, which requires no postage if mailed in the United States.  If you are present at the meeting, you may revoke your proxy at that time and exercise the right to personally vote your shares.

Sincerely,

Tena Mayberry
President and Chief Executive Officer

(This page intentionally left blank)

FORTUNE INDUSTRIES, INC.
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 30, 2010

Dear Shareholder:

The 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Fortune Industries, Inc. (the “Company”) will be held on Tuesday, March 30, 2010, at 10:00 a.m., local time, at the Company’s headquarters located at 6402 Corporate Drive, Indianapolis, Indiana 46278 for the following purposes:

1)	To re-elect five Directors;

2)	To ratify the selection of Somerset CPA’s, P.C. as the Company’s independent auditors for the Company’s fiscal year 2010; and

3)	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on February 5, 2010 as the record date for determining shareholders who are entitled to notice of the Annual Meeting and to vote. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted.  If you do not expect to be present at the Annual Meeting, please complete, date, sign and return the enclosed paper proxy card in the envelope provided for that purpose, which requires no postage if mailed in the United States.  Your proxy may be revoked at any time prior to the meeting.  If you are present at the meeting, you may revoke your proxy at that time and exercise the right to personally vote your shares.

Our Annual Report, which includes our most recently filed Annual Report on Form 10-K, is being mailed together with this Notice and Proxy Statement to all shareholders of record.

Notice of the Annual Meeting is hereby given by order of the Board of Directors,

Tena Mayberry
President and Chief Executive Officer

Indianapolis, Indiana
February 26, 2010

(This page intentionally left blank)

FORTUNE INDUSTRIES, INC.
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278

TABLE OF CONTENTS

(This page intentionally left blank)

FORTUNE INDUSTRIES, INC.
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278

PROXY STATEMENT

In this Proxy Statement, Fortune Industries, Inc. is referred to as “we,” “us,” or “the Company.”  We intend to mail this Proxy Statement and the accompanying form of proxy to the shareholders of record as of February 5, 2010.

QUESTIONS AND ANSWERS ABOUT THIS MEETING

Q: Why did I receive this Proxy Statement?

You received this Proxy Statement because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “Annual Meeting”).  The Annual Meeting will be held on Tuesday, March 30, 2010, at 10:00 a.m., local time, at 6402 Corporate Drive, Indianapolis, Indiana 46278.

This Proxy Statement summarizes the information you need to know to vote on an informed basis at the Annual Meeting; however, you do not need to attend the Annual Meeting to vote your shares.

Q: Who may attend the Annual Meeting?

All shareholders of record as of February 5, 2010 (the “Record Date”) may attend.

Q: Who is entitled to vote and what are their rights?

Only shareholders of record of our common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting.  Each share of the common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

Q: How do I vote?

You may attend the Annual Meeting and vote in person or you can vote by proxy.  To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope.  You have the right to revoke your proxy at any time before the Annual Meeting by either notifying our Secretary prior to the Annual Meeting or returning a later-dated proxy.  You may also revoke your proxy by voting in person at the Annual Meeting.  If you return your proxy but do not indicate your voting preferences, we will vote on your behalf FOR all Director Nominees and all other proposals set forth in this Proxy Statement.

Q: How are proxy card votes counted?

Representatives of American Stock Transfer and Trust Company, our transfer agent, will count the votes received via mail and forward results to Carrie Hill, the Company’s Secretary, who will also count all votes made at the meeting.

Q: What constitutes a quorum?

A quorum at the Annual Meeting shall consist of one-third (1/3) of the outstanding shares entitled to vote, represented either in person or by proxy.  Abstentions and broker non-votes are not entitled to vote on any matter and, therefore, will have no effect against any proposal.  A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares in the absence of such instructions.

As of the Record Date, there were 12,196,156 shares of the Company’s common stock issued, outstanding and entitled to vote.

Q: What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it may mean you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such parties’ out-of-pocket expenses.

Q. What are the Board’s Recommendations?

The recommendation of the Board is set forth with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

• FOR the election of the nominated slate of Directors; and
• FOR the ratification of Somerset CPA’s, P.C. as the Company’s independent auditors for fiscal year 2010; and

Q: What do I do if I have additional questions?

If you have any questions prior to the Annual Meeting, please contact the Company’s Secretary, Carrie Hill, at (317) 532-1374.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is currently comprised of five individuals, each with terms expiring at the 2010 Annual Meeting.  Rick Snow, who was appointed to the Company’s Board on November 10, 2008, resigned from the Board, effective December 10, 2009.  At that time, the Board passed a resolution reducing the number of directors from 7 to 6.  On January 15, 2010, John F. Fisbeck resigned from his position as the Company’s Chief Executive Officer and from the Board.  At that time, the Board passed a resolution reducing the number of directors from 6 to 5.

The  nominees have been recommended by our Board for re-election to serve as Directors for one-year terms until the 2011 Annual Meeting or until their successors are duly elected and qualified. The Board held 6 meetings in the fiscal year ended June 30, 2009.  No Director attended fewer than 5 of such meetings.  At our fiscal year 2008 Annual Meeting held on April 27, 2009, 4 of our Directors were in attendance.

All Director Nominees are current Directors who are standing for election to the Board. If, at the time of this Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute candidate. The Board has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election

The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with us currently held by each Director.

Name	Principle Position and Role (Age)	Director Since
Carter M. Fortune	Chairman of the Board, Treasurer (68)	2002
P. Andy Rayl	Director, Chief Operating Officer (37)	2005
David A. Berry	Independent Director, Audit Committee Member (56)	2002
Julia Reed	Independent Director, Audit Committee Member (47)	2008
Patrick Ludwig	Independent Director (45)	2008

Set forth below are descriptions of the backgrounds and principal occupations of each of our Directors, and the period during which each has served as a Director.

Carter M. Fortune was appointed Chief Executive Officer and Chairman of the Board of the Company as of January 2002. Mr. Fortune resigned as Chief Executive Officer on May 27, 2005 and was appointed Treasurer. Mr. Fortune has a Bachelor of Business Administration degree in marketing from the University of Cincinnati. He began his professional career at a leading national food brands company where after five years he had ascended to the position of Regional Marketing Manager. Mr. Fortune was then hired as Director of Marketing for a leading insurance and actuarial services provider where he served for three years. Mr. Fortune then began a period of about fifteen years where he was the owner and operator of a chain of retail stores. Concurrently Mr. Fortune began investing in, owning and operating numerous commercial and residential real estate developments; he continues to pursue such ventures.

P. Andy Rayl was elected to the Company’s Board on May 17, 2005.  Mr. Rayl was appointed Chief Operating Officer of the Company on May 5, 2008.  Prior to his appointment, Mr. Rayl served as the Chief Financial Officer and Director of Operations for Technuity, Inc. (“Technuity”) since October 2002. From October 2000 to October 2002, he served as Controller and Vice President of Finance of Technuity. Mr. Rayl has also served as Chief Financial Officer of Batteries.com, LLC since its formation in December 2004. Prior to joining Technuity, Mr. Rayl was employed as a Certified Public Accountant by Ernst & Young, LLP where he specialized in providing auditing and assurance services for fast growing private and public start-up companies. Mr. Rayl graduated with honors with a Bachelor of Science degree in accounting from Indiana University.

David A. Berry was elected to the Company’s Board on November 1, 2002. Mr. Berry also serves on the Company’s Audit Committee. Mr. Berry began his professional career by starting his own underground utility trenching company in 1978, which he had grown into a national company when he sold it in 1984. Mr. Berry then worked as an operations manager for two years for a major national telecommunications utility until he started OSP Engineering (“OSP”), an outside telephone and cable systems contractor. Mr. Berry again grew OSP into a national company, with customers from Maine to California, which he sold in 1990. Mr. Berry was also one of the founding members of Citimark Communications, another wire infrastructure development company; he sold his interest to his partners and formed Shared Telecom Services in 1995. Mr. Berry grew Shared Telecom Services into a leading regional Competitive Local Exchange Carrier (CLEC) and shared tenant provider, he sold CLEC in 2000 to a large national utility.  Mr. Berry is currently an independent consultant pursuing multiple business ventures.

Julia Reed was appointed to the Company's Board on November 17, 2008.  Ms. Reed is a Sr. Vice President at Simon Property Group in its Capital Markets department since 1987.  Prior to Simon, Ms. Reed was an accountant for a public accounting firm and in the private sector.  Ms. Reed graduated from Indiana University with a Bachelor of Science degree in accounting and continues to be actively involved with the Indiana University Kelley School of Business.

Patrick Ludwig was appointed to the Company's Board on November 17, 2008.  Mr. Ludwig retired as President of Kenra, LTD, an Indianapolis-based hair care products company, in 2009.  He had been with Kenra since 1995.  Prior to Kenra, Mr. Ludwig worked for a Minnesota-based hair care distributor.  Mr. Ludwig graduated from Arizona State University with a Bachelor of Science degree in History.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

DIRECTOR NOMINATION PROCESS

The Company does not have a Nominating Committee and, accordingly, does not have a Nominating Committee Charter. The Company is not required to have such a committee due to its status as a “Controlled Company” as defined under the rules and regulations of The American Stock Exchange.

In conjunction with the Company’s status as a “Controlled Company” the Company’s Board does not have a formal policy with regard to the consideration of any Director candidates recommended by shareholders. The Company’s Board also has no formal procedures to be followed by shareholders in submitting recommendations of candidates for Director. However, nominations for Director may be made by our shareholders, provided such nominations comply with certain timing and information requirements set forth in our bylaws.  Nominations should be made via written request to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278.  Because Carter M. Fortune holds a majority of the voting power in the election of Directors, nominations of Directors are generally based on his recommendations.

The Company’s Board does not have any specific qualifications that it believes must be met by a Director nominee. The Company’s Board evaluates whether the candidate’s skills and experience are complementary to the existing Board members’ skills and experience as well as the Board’s need for operational, management, financial, international, technological or other expertise.

In general, the Company’s Board will nominate existing Directors for re-election unless the Board has a concern about the Director's ability to perform his or her duties. In the event of a vacancy on the Board, the Company may use various sources to identify potential candidates, including the recommendations of the current Directors. Potential candidates are initially screened by the Chairman and/or by other persons as the Chairman designates. Following this process, if appropriate, information about the candidate is presented to and discussed by the full Board.

COMPENSATION OF DIRECTORS

In fiscal year 2009, we provided the following annual compensation to directors who are not employees:

Name	Total	Fees Earned or Paid in Cash	Stock Awards	All other Compensation
David A Berry	$10,000	$10,000	-	$-
Nolan Lackey	$4,000	$4,000	-	$-
Rick Snow	$7,000	$7,000	$5,600	$-
Julia Reed	$-	$-	$5,600	$-
Patrick Ludwig	$-	$-	$5,600	$-

Directors who are also employees of the Company receive no compensation for their services rendered as Directors.  Every Director may be reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and other Company business.  Mr. Berry receives $1,000 per month as compensation for his services as Director.  As a Director appointed in fiscal year 2009, Mr. Snow received $1,000 per month as compensation for his services as Director, and received a one-time grant of 20,000 shares of the Company’s common stock as compensation for his services as Chairman of the Audit Committee in November 2008.  Mr. Snow resigned from the Board of Directors and Audit Committee effective December 10, 2009, at which time David A. Berry was appointed interim Audit Committee Chair.  As Directors appointed in fiscal year 2009, Ms. Reed and Mr. Ludwig each received a one-time grant of 20,000 shares of the Company’s common stock as compensation for their services as Directors in November 2008.  No other compensation changes have been made for the fiscal year 2010.

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

Our financial statements for the fiscal year ended June 30, 2009 were certified by Somerset CPA’s, P.C. (“Somerset”).  The following table sets forth the aggregate fees billed to the Company by Somerset:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$400,000	$550,000
Audit Related Fees	100,000	100,000
Tax Fees	195,000	225,000
All Other Fees	-	-
	$695,000	$870,000

Audit Fees: The aggregate fees billed in each of the fiscal years ended June 30, 2009 and August 31, 2008 for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.  The Audit fees and Audit-related fees include separate audit requirements for 5 subsidiaries consolidated into the Company and 5 employee benefit plan audits sponsored by certain Company subsidiaries.  Those audits are required by certain regulatory bodies on an annual basis.

Audit Related Fees: The aggregate fees billed in each of the fiscal years ended June 30, 2009 and August 31, 2008 for professional services rendered by the principal accountant for audit related fees including, primarily, consultations on various accounting and reporting matters.

Tax Fees:  The aggregate fees billed in each of the fiscal years ended June 30, 2009 and August 31, 2008 for professional services rendered by the principal accountant for tax compliance services.

All Other Fees: For the fiscal years ended June 30, 2009 and August 31, 2008, the Company was not billed any additional fees for services by Somerset other than the services covered under the captions "Audit Fees," "Audit Related Fees" and "Tax Fees" above.

All services listed were pre-approved by the Audit Committee and all auditing services were performed by Somerset employees. The Audit Committee has considered whether the services described above are compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected Somerset’s independence.

The Audit Committee has appointed Somerset to serve as the Company’s independent registered public accountants for the fiscal year ending June 30, 2010, subject to ratification by the holders of our common stock. Representatives of Somerset are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Somerset as our independent registered public accountants, or if prior to the 2010 Annual Meeting Somerset ceases to act as the Company’s independent registered public accountants, then the Audit Committee will review alternatives in its selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF SOMERSET CPA’S, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

POLICIES RELATED TO PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has pre-approval policies and procedures, pursuant to which the Audit Committee approves the audit and permissible non-audit services provided by Somerset. The Audit Committee’s pre-approval policy is consistent with the Audit Committee’s responsibility for engaging our independent auditors whereby all audit and permitted non-audit services require pre-approval by the Audit Committee; some such services require specific approvals, whereas other services are granted general pre-approval. All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission (“SEC”) rules on auditor independence. The Chief Financial Officer will immediately report any breach of this policy that comes to the attention of the Chief Financial Officer or any member of management to the chairman of the Audit Committee. Pursuant to these procedures, the Audit Committee approved the foregoing audit and permissible non-audit services provided by Somerset in fiscal year 2009.

THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company’s financial statements and other matters set forth in the Charter for the Audit Committee, a copy of which is available at the Company’s website at www.ffi.net. The Audit Committee held 4 meetings in the fiscal year ended June 30, 2009.  No Audit Committee Member attended fewer than 3 of such meetings.

The Audit Committee is currently composed of two members: David A. Berry and Julia Reed, neither of whom is an officer or employee of the Company or any parent or subsidiary of the Company.  Further, neither member of the Audit Committee has any other material relationship with the Company that would interfere with his or her exercise of independent judgment. The Board has determined that each of the members of the Audit Committee is "independent" and "financially sophisticated" as such terms are defined by The American Stock Exchange.

Rick Snow, who served as Chair of the Company’s Audit Committee, resigned from the Company’s Board and Audit Committee effective December 10, 2009.  The Company’s Board has determined that both members of the Audit Committee qualify as an "audit committee financial expert" as defined by Item 401(h) of Regulation S-K adopted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a qualified financial expert, David A. Berry has been appointed as Interim Chair of the Audit Committee.  Mr. Berry also qualifies as "independent" as that term is used in Item 7(d) (3) (IV) of Schedule 14A of the Exchange Act.

AUDIT COMMITTEE REPORT

The following Audit Committee report describes the Audit Committee's discussions with the Company's independent auditors and the Audit Committee's review of the Company's audited financial statements.

Management of the Company is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Committee operates pursuant to a written charter, a copy of which was filed with the fiscal year 2005 Report.

The Audit Committee has held discussions with management and the Company's independent auditors. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

Based on the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report of independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2009 as filed with the SEC.

Audit Committee Members
Interim Chair, David A. Berry
Julia Reed

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s Board of Directors believes that the success of the Company is largely based on the performance and skills of its executive officers. Therefore, when determining executive compensation, the Company’s Board of Directors focuses on the concepts of rewarding executive performance and retaining and attracting top executive talent.  The Company’s principal objectives with respect to executive compensation are to encourage strong executive leadership and on providing value to the Company’s stockholders.

The Company, due to its status as a “Controlled Company” under the regulations of NYSE Amex, is not required to have separate nominating or compensation committees and does not have such committees. The Company’s full Board of Directors regularly meets to analyze whether the compensation for the Company’s executive officers is aligned with the Company’s objectives for executive compensation. In the event the compensation of any officer of the Company who is also a director is under consideration, the officer/director is excluded from those discussions.   Currently, the Company’s only executive officers are its Chief Executive Officer, its Chief Financial Officer, and its Chief Operating Officer.

Determination of Compensation

The Company’s Board of Directors relies on its independent judgment in determining the compensation to be paid to the Company’s executive officers. In reaching its decisions with respect to executive compensation, the Board of Directors evaluates the executive’s past performance, the executive’s inherent value to the Company and takes into account the compensation paid to executive officers by comparable companies. The Board of Directors’ goal is to align executive officer compensation with the value that those executive officers provide to the Company.

Elements of Compensation

The Company’s compensation program consists of base salary, cash bonuses, discretionary stock awards and other benefits.

The base salary for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer is determined based upon the responsibilities of the executive officer, the executive officer’s general contributions to the Company, and the skills, expertise and leadership qualities that the executive officer brings to the Company. As noted above, the base salaries for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer are reviewed on a regular basis.

The Company’s Board of Directors maintains the discretion to pay cash bonuses to the Company’s named executive officers based on their evaluation of the executive officer. However, the Company prefers to pay executive compensation through an annual salary rather than through bonuses.

The Company’s Board of Directors also maintains the discretion to award stock to executive officers based upon the Company’s compensation strategy. Although the Company has made stock awards to executive officers in the past and may do so in the future, because the Company prefers to pay executive officers through salary, such stock awards are not common.

Chief Executive Officer Compensation

The Company’s Board of Directors considered a variety of factors when determining the compensation to be paid to the Company’s Chief Executive Officer, Mr. Fisbeck, during the fiscal period ended June 30, 2009. Among the factors considered by the Board of Directors was Mr. Fisbeck’s performance, the scope of his responsibilities to the Company, and his leadership value and skills. The primary element of Mr. Fisbeck’s compensation package for the fiscal period ended June 30, 2009 was his base salary.  During the fiscal year 2009, Mr. Fisbeck was paid a base salary of $300,000.  In November 2008, Mr. Fisbeck received a one-time grant of 200,000 shares of the Company’s common stock.  Mr. Fisbeck also received additional amounts in association with certain personal guarantees taken on by Mr. Fisbeck, which related to Company financial obligations.   Mr. Fisbeck resigned as Chief Executive Officer of the Company effective January 15, 2010.

President Compensation

Tena Mayberry, who accepted the position as President of the Company on April 13, 2009, was paid $41,538 in salary during the fiscal year ended June 30, 2009. Ms. Mayberry and the Company entered into an employment agreement that will pay her an annual salary of $180,000. The Board of Directors based Ms. Mayberry’s compensation on her record of performance for other companies and for the skills and expertise that she offered the Company.  The Board of Directors also considered salaries paid to comparable executives by peer companies.  Ms. Mayberry was appointed Chief Executive Officer of the Company effective January 15, 2010.  Her employment agreement did not change upon her appointment.

Chief Financial Officer Compensation

Randy Butler, who succeeded Garth Allred, as the Company’s Chief Financial Officer on April 2, 2009 was paid $30,000 in salary during the fiscal period ended June 30, 2009. Mr. Butler and the Company entered into an employment agreement that will pay him an annual salary of $130,000.  The Board of Directors based Mr. Butler’s compensation on his record of performance for other companies and for the skills and expertise that he offered the Company. The Board of Directors also considered salaries paid to comparable executives by peer companies.

Chief Operating Officer Compensation

P. Andy Rayl was paid $95,000 in salary during the fiscal period ended June 30, 2009. In November 2008, Mr. Rayl received a one-time grant of 200,000 shares of the Company’s common stock.  The Board of Directors based Mr. Rayl’s compensation on his record of performance for other companies and for the skills and expertise that he offered the Company. The Board of Directors also considered salaries paid to comparable executives by peer companies.

The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the Company’s past three fiscal periods ended June 30, 2009, August 31, 2008 and 2007 by our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer.  The Company had no other executive officers during fiscal 2009.

EXECUTIVE COMPENSATION TABLE

	Fiscal Period
	Ended
	June 30, 2009,	Annual Salary	Annual Bonus	Stock		Other
Name and Principal Position	August 31, 2008 & 2007	Compensation	Compensation	Awards		Compensation		Total
John F. Fisbeck, CEO	2009	$300,000	$-	$56,000		$150,400	(2)	$506,400
	2008	$600,000	$-	-		$150,400	(2)	$750,400
	2007	$495,000	$20,000	-		$20,000	(3)(4)	$535,000
P. Andy Rayl, COO (1)	2009	$95,000	$-	$56,000		$-		$151,000
	2008	$58,731	$-	-		$-		$58,731
	2007	$-	$-	-		$-		$-
Harlan M. Schafir, COO (5)	2009	$-	$-	-		$-		$-
	2008	$-	$-	-		$-		$-
	2007	$36,923	$-	-		$-		$36,923
Garth D. Allred, CFO (6)	2009	$102,974	$-	-		$-		$102,974
	2008	$170,000	$65,000	-		$-		$235,000
	2007	$-	$-	-		$-		$-
Steve Hise, CFO (7)	2009	$-	$-	-		$-		$-
	2008	$-	$-	-		$-		$-
	2007	$21,875	$-	10,000	(8)	$-		$21,875
Amy E. Gallo, CFO (9)	2009	$-	$-	-		$-		$-
	2008	$-	$-	-		$-		$-
	2007	$83,333	$5,000	-		$-		$88,333
Tena Mayberry, President (10)	2009	$41,538	$-	-		$-		$41,538
	2008	$-	$-	-		$-		$-
	2007	$-	$-	-		$-		$-
Randy Butler, CFO (11)	2009	$30,000	$-	-		$-		$30,000
	2008	$-	$-	-		$-		$-
	2007	$-	$-	-		$-		$-

(1)	P. Andy Rayl began his term as the Company’s COO on May 8, 2008.

(2)	Mr. Fisbeck received guarantee fees in connection with his personal guarantees for Company debt benefiting the Company.

(3)	Mr. Fisbeck received, during the fiscal year ended August 31, 2007, other Compensation in an amount less than $10,000.

(4)
As described in the Compensation Disclosure and Analysis set forth above, Mr. Fisbeck also received a total of approximately $394,000 in guarantee fees from the Company in relation to commercial loans benefiting the Company. This amount is not reflected in the Executive Compensation Table because the full amount has been repaid to the Company by Mr. Fisbeck.

(5)	Harlan Schafir’s term as the Company’s COO ended on September 30, 2006, when his employment contract with the Company was not renewed.

(6)	Garth Allred was employed as the Company’s CFO from September 14, 2007 to April 2, 2009.

(7)	Steve Hise was employed as the Company’s CFO during the period July 16, 2007 to September 14, 2007.

(8)
Mr. Hise received 10,000 shares of Company Common Stock upon the beginning his term as Company CFO. Upon his resignation from the Company Mr. Hise agreed to return all of the 10,000 shares of Company Common Stock to the Company and those shares are in the process of being retired.

(9)	Prior to August 31, 2005, Amy Gallo’s salary did not exceed $100,000 and thus was not included in this table. Amy Gallo’s employment as the Company’s CFO terminated on June 29, 2007.

(10)	Tena Mayberry began her term as the Company’s President on April 13, 2009.

(11)	Randy Butler began his term as the Company’s Chief Financial Officer on April 2, 2009.

Executive compensation is determined by members of the Board of Directors.

Grant of Plan Based Awards

In exchange for payroll reductions effective with the disposition of assets in November 2008, the Company issued 200,000 shares of common stock each to the CEO and COO. No other plan-based awards were made to the named executive officers during the fiscal period ended June 30, 2009.

Outstanding Equity Awards

There was no outstanding equity awards for the named executive officers as of the end of the fiscal period ended June 30, 2009.

Option Exercises and Vested Stock

There were no option/SAR exercises during the fiscal period ended June 30, 2009 by any of the named executive officers and there are currently no outstanding unexercised options or SARs held by any of the named executive officers.

Pension Benefits

None of the named executive officers held any pension benefits as of the end of the fiscal period ended June 30, 2009.

Non-Qualified Deferred Compensation Plans

None of the named executive officers was the beneficiary of any non-qualified deferred compensation plan during the fiscal period ended June 30, 2009.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company does not currently have any termination of employment agreements or change-in-control arrangements with any of the Company’s executive officers.  The Company currently has employment contracts in place with Ms. Mayberry and Mr. Rayl.

Compensation Committee and Determination of Compensation

The Company does not have a Compensation Committee and is not required to have such a committee due to its status as a “Controlled Company” as defined under the rules and regulations of the NYSE Amex.  All of the directors generally participate in decisions relating to the determination of executive compensation. However, Mr. Rayl does not participate in deliberations regarding the final determination of his compensation. All directors generally participate in the determination of the directors’ compensation.

The Company’s Board of Directors relies on its independent judgment in determining the compensation to be paid to the Company’s executive officers. In reaching its decisions with respect to executive compensation, the Board of Directors evaluates the executive’s past performance, the executive’s inherent value to the Company and takes into account the compensation paid to executive officers by comparable companies. The Board of Directors’ goal is to align executive officer compensation with the value that those executive officers provide to the Company.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks or insider participation during the fiscal period ended June 30, 2009.

CONTROLLED COMPANY STATUS

As defined in Section 801 of the NYSE Amex Company Guide, we are a Controlled Company and have utilized the exemptions arising from that status.  Our basis for claiming the status of a Controlled Company is that over fifty percent of our issued and outstanding common stock I s beneficially owned by one individual.  The exemptions arising from our status as a Controlled Company relate to the required number of independent directors, the process for determining executive compensation and the nomination of directors.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph on the next page shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”), or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Five – Year Cumulative Total Returns
Performance Graph for
Fortune Industries Inc.

Produced on 02/18/2010 including data to 06/2009

Legend
Symbol	CRSP Total Returns Index For:	08/2004	08/2005	08/2006	08/2007	08/2008	06/2009
◆	Fortune Industries, Inc.	100.00	73.26	50.58	27.91	13.37	7.33
●	NYSE/AMEX/NASDAQ Stock Market (US Companies)	100.00	115.60	125.79	144.62	130.33	91.25
▲	New Peer Group	100.00	113.67	125.12	134.94	122.76	99.08
¾	Old Peer Group	100.00	129.30	135.83	187.69	151.24	109.54

Old Peer Group Constituents:

Administaff, Inc.	Electronics Imaging, Inc.
Arrow Electronics, Inc.	Quanta Services, Inc.
Avnet, Inc.	Multi Color Corp.
Barrett Business Services, Inc.	Paychex, Inc.
Consolidated Graphics, Inc.

New Peer Group Constituents:

Administaff, Inc.	Paychex, Inc.
Barrett Business Services, Inc.
Automatic Data Processing, Inc.

Notes:
A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 08/2004.
E.
The Old Peer Group reflects what management believes was the appropriate Peer Group for the Company as it was structured prior to its restructuring which became effective November 30, 2008.  The New Peer Group reflects the appropriate Peer Group following the Company’s restructuring which became effective November 30, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORT

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file an initial report of ownership of such securities on Form 3 and changes in ownership of such securities on Form 4 or 5 with the SEC. Such officers, Directors and ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

Based solely on its review of the copies of such forms received by it, or written representations from certain such reporting persons that no Form 5’s were required for such persons, the Company believes that, for the fiscal year ended June 30, 2009, its officers, Directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 17, 2010 with respect to the only persons or groups known to the Company who may be deemed to beneficially own more than five percent of the Company’s voting securities (i.e. Common Stock).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Common Stock	John F. Fisbeck 111 S. Meridian Street Indianapolis, IN 46225	1,450,700		11.9

Common Stock	Carter M. Fortune 6402 Corporate Drive Indianapolis, IN 46278	7,294,687	(2)	59.8

(1)
As used in this table, "beneficial ownership" of securities means the sole or shared power to vote, or to direct the voting of, such securities, or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person had the right to acquire within 60 days after February 17, 2010. "Beneficial ownership" also includes that ownership of shares that may be imputed to any control group of the Company.

(2)
As the sole member of 14 West, LLC, Carter M. Fortune has sole voting and dispositive power over 1,259,834 (10.3%) shares of the Company’s Common Stock held by that entity, therefore 1,259,834  shares are included within the beneficial holdings of and Mr. Fortune in the above table.

Security Ownership of Management

The following table sets forth information as of February 17, 2010 with respect to (i) each current Director, (ii) all individuals currently serving as the Company’s executive officers (as defined in Item 402(a)(3) of Regulation S-K) as of the above date, and (iii) all current Directors and all such executive officers as a group. Unless otherwise noted, each holder has sole voting and investment power with respect to the shares of the listed securities. An asterisk (*) indicates beneficial ownership of less than one percent.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Common Stock	John F. Fisbeck 6402 Corporate Drive Indianapolis, IN 46278	1,450 ,700	(2)	11.9

Common Stock	Carter M. Fortune 6402 Corporate Drive Indianapolis, IN 46278	7,294,687	(3)	59.8

Common Stock	David A. Berry 6402 Corporate Drive Indianapolis, IN 46278	10,000		*

Common Stock	Randy Butler 6402 Corporate Drive Indianapolis, IN 46278	20,000		*

Common Stock	Tena Mayberry 6402 Corporate Drive Indianapolis, IN 46278	20,000		*

Common Stock	P. Andy Rayl 6402 Corporate Drive Indianapolis, IN 46278	173,295		1.4

Common Stock	Rick Snow 6402 Corporate Drive Indianapolis, IN 46278	20,000	(4)	*

Common Stock	Julia Reed 6402 Corporate Drive Indianapolis, IN 46278	20,000		*

Common Stock	Patrick Ludwig 6402 Corporate Drive Indianapolis, IN 46278	20,000		*

Common Stock	All current executive officers and Directors as a group	9,028,682		74.0

(1)
As used in this table, "beneficial ownership" of securities means the sole or shared power to vote, or to direct the voting of, such securities, or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person had the right to acquire within 60 days after February 17, 2010.

(2)	Mr. Fisbeck resigned as Chief Executive Officer and Director of the Company effective January 15, 2010.

(3)
As the sole member of 14 West, LLC, Carter M. Fortune has sole voting and dispositive power over 1,259,834 (10.3%) shares of the Company’s  Common Stock held by that entity, therefore 1,259,834  shares are included within the beneficial holdings of and Mr. Fortune in the above table.

(4)	Mr. Snow resigned from the Company’s Board of Directors effective December 10, 2009.

CHANGES IN CONTROL

The Company knows of no arrangements that may at a subsequent date result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company holds various operating leases for the rental of properties with Fisbeck Fortune Development, LLC, a Company owned by its majority shareholders, the Chairman of the Board and the CEO. These leases are for five-year terms with options to extend terms.  The Company pays certain expenses including taxes, assessments, maintenance and repairs under terms of the leases. Rent expense of $481,000 was recognized in fiscal period 2009 under these agreements.

The Company’s PSM subsidiary holds one lease for the rental of a property in Richmond, IN from Harlan M. Schafir, the Company’s former COO and Director. The lease is for five-year terms with options to extend terms.  The leases provide for base rent of $4,000 per month with nominal annual increases. Rent and related expense of $38,600 was recognized in fiscal period 2009 under these agreements.

The Company’s ESG subsidiary holds a lease for an office building in Utah with a limited liability company in which ESG’s former President is a member.

The Company’s ESG subsidiary holds a lease for an office building in Arizona from a Company owned by a former employee.

The Company maintains a debt obligation to its majority shareholder for the purchase of vehicles and equipment. The loans are secured by the assets and pay interest at 6%. These notes were repaid in September 2008.  Minimal interest expense was recognized in fiscal period 2009 under this agreement.

Effective December 13, 2007, the Company executed an $8,000,000 Line of Credit Promissory Note in favor of Carter M. Fortune.  Upon the execution of this note, the $1,000,000 Line of Credit Promissory Note was cancelled and the $1,000,000 outstanding balance was rolled-over to this new note.  Interest is payable at a rate of one-month LIBOR plus 3%.  The loan is unsecured.  On June 30, 2008, the Company issued 13,000 shares of non-voting preferred stock with a par value of $0.10 per share and a dividend of $10.00 per share in consideration for the termination of the Company’s Term Loan Note in the amount of $1,300 with its majority shareholder.  The unsecured Term Loan Note was due on November 1, 2010 and paid interest at LIBOR plus 3.0%.

Effective November 30, 2008, the Company approved a transaction to sell all of the outstanding shares of common stock of its wholly owned subsidiaries, James H Drew Corporation, Nor-Cote International, Inc., Fortune Wireless, Inc. and Commercial Solutions, Inc. The subsidiaries were sold to related party entities owned by the Company’s majority shareholders in exchange for a $10,000,000 reduction in the outstanding balance of the term loan note due to the majority shareholder and a three year Term Loan Receivable in the amount of $3,500,000.  The Term Loan Receivable bears interest at prime plus 1% and is interest only for the first twelve months, with $50,000 and $100,000 monthly principal payments due in years two and three, respectively. The unpaid balance at maturity is due in lump sum payment.

As part of the terms of the sales transaction, the majority shareholder received 217,000 shares of Series C Preferred Stock in consideration for cancellation of the outstanding principal balance of the term note payable of $21.7 million. In addition, the Company converted 79,180 shares of Series B Preferred Stock previously issued to and held by the majority shareholder to 79,180 shares of Series C Preferred Stock. The Series C Preferred Stock is non-redeemable, non-voting cumulative preferred and bears annual dividends of $5 per share in years one and two subsequent to the transaction date, $6 per share in year three subsequent to the transaction date and $7 per share thereafter.

As part of the terms of the sales transaction, the Company issued the majority shareholder 2.2 million warrants with a ten year term and an exercise price of $ ..40 per share.

APPROVAL OF RELATED TRANSACTIONS

The Company has no formal policy with regard to the review and approval of related party transactions such as those set forth above. However, the independent directors of the Company generally review any related party transactions that meet the reporting threshold of Item 404(a) and works to ensure that any such transactions are beneficial to the Company.

With regards to the sale of assets and conversion of debt to equity as described in the section above, at the request of the independent Directors, the Company received a fairness opinion from its independent financial advisor concluding that the consideration received by the Company in connection with the transaction is fair to the Company’s shareholders as a group from a financial point of view.  The transaction was approved by the Company’s independent Directors on December 10, 2008.

CODE OF ETHICS

The Company has adopted a code of ethics (the “Code of Ethics”) that applies to the Company’s principal executive officer, principal financial officer, and employees.  A copy of the Company’s Code of Ethics can be viewed on the Company’s website at www.ffi.net or obtained free of charge by sending a written request to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278.

FINANCIAL INFORMATION

A copy of the Company’s Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including the financial statements and the schedules thereto, is being mailed along with this Proxy Statement.  Copies of our 10-K may be obtained upon the written or oral request of any shareholder as of the Record Date, and we will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278.  The Form 10-K along with our other SEC filings may also be found on the Company’s website at www.ffi.net. The Annual Report is not to be considered as proxy solicitation material.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion in our 2010 proxy solicitation materials must set forth such proposal in writing to be received at our corporate office no later than June 30, 2010. In addition, any shareholder wishing to nominate a candidate for Director or propose other business at the Annual Meeting must generally give us written notice on or before June 30, 2010, and the notice must provide certain specific information as pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act must comply with the advance notice provisions and other requirements of our bylaws, which are on file with the SEC and may be obtained from our corporate office upon request. Our Board will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2011 proxy solicitation materials or consideration at the 2011 Annual Meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on September 15, 2010, and also retain that authority under certain other circumstances.

OTHER MATTERS

Other Matters to Come before the 2010 Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this Proxy Statement as recommended by our Board, or, if no such recommendation is given, in their own discretion.

The Report of the Audit Committee and the information on the Fortune Industries, Inc. website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Fortune Industries, Inc. filing under the Securities Act or the Exchange Act, except to the extent Fortune Industries, Inc. specifically incorporates the respective report or website information therein by reference.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by sending any correspondence they may have in writing to the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278, who will then directly forward such correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board.

Expenses of Solicitation

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our Directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation.

We also will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

Householding of Proxy Materials

The practice of sending only one copy of proxy materials to multiple shareholders sharing an address is known as “householding,” and is permitted by SEC rules.  This procedure reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs.  In future mailings, separate proxy cards will be sent to each shareholder of record.  However, a single Proxy Statement and annual report will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, or if you have received multiple copies of our Proxy Statement and annual report and would like to household, or if you did not receive an individual copy of this Proxy Statement or our annual report, please notify your broker if you hold your Fortune Industries, Inc. shares through a broker, or submit a written request if you are a shareholder of record to the attention of the Company’s Secretary, Carrie Hill, at 6402 Corporate Drive, Indianapolis, Indiana 46278.